Exhibit 107
Calculation of Filing Fee Tables
Form S-4
(Form Type)
Vallon Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(f)(2)	81,708,224(1)	N/A	$131,093	0.00011020	$14.45

Carry Forward Securities

	Total Offering Amounts					$131,093		$14.45
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$14.45

(1)	Relates to common stock (“Vallon Common Stock”), $0.0001 par value per share, of Vallon Pharmaceuticals, Inc., a Delaware corporation (“Vallon”), issuable to (i) holders of common stock (“GRI Common Stock”), $0.01 par value per share, of GRI Bio, Inc., a Delaware corporation (“GRI”), (ii) holders of stock options and warrants to purchase GRI Common Stock in connection with the proposed merger of Vallon Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Vallon, with and into GRI (the “Merger”), and (iii) holders of GRI restricted stock awards to be assumed by Vallon as Vallon restricted stock awards in connection with the Merger. The amount of Vallon Common Stock to be registered is based on the estimated number of shares of Vallon Common Stock that are expected to be issued in connection with the Merger, without taking into account the effect of a proposed reverse stock split of Vallon Common Stock, and assuming (A) an exchange ratio of .6819 shares of Vallon Common Stock for each outstanding share of GRI Common Stock and (B) 11,161,439 shares of Vallon Common Stock issuable upon exercise of outstanding warrants and stock options to purchase shares of GRI Common Stock.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended. GRI is a private company, no market exists for its securities, and GRI has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the GRI securities expected to be exchanged in the proposed Merger.